KEELEY Funds


Proposed Resolution
________________________________________________________________________________

Renewal of Fidelity Bond and Approval of Joint Insurance Agreement


     WHEREAS, the Keeley Small Cap Value Fund, Inc. ("KSCVF") and Keeley Funds, Inc. ("KFI") are required to maintain a fidelity bond against larceny and embezzlement pursuant to Section 17(g) and Rule 17g-1 under the Investment Company Act of 1940, as amended ("Section 17(g)"); and

     WHEREAS, KFI, a corporation which has registered under the 1940 Act a series named Keeley Mid Cap Value Fund ("KMCVF") and a series named Keeley All Cap Value Fund ("KACVF"), has requested that it participate KMCVF and KACVF in KSCVF's fidelity bond, rather than obtaining a single insured bond, under an arrangement in which the amount of the bond would be increased to cover both the minimum required for KSCVF and the minimum required for KMCVF and KACVF, and the premium for the bond would be allocated between the three funds; and

     WHEREAS, the Boards of Directors of both KSCVF, KMCVF and KACVF has considered permitting KFI to participate in KSCVF's fidelity bond, and has reviewed various issues related to such joint bond, including the higher amount of total coverage, the nature of the business activities of KFI, the amount of net assets of the Fund, KMCVF and KACVF, the number of persons having access to assets of the Fund and KFI, the total net assets of the Fund, KMCVF and KACVF, the types of portfolios maintained by KSCVF and KFI, the persons covered, the amount of the premium allocated to KFI and other relevant factors, and has also considered the possibility that the Fund's premium cost on renewal may be decreased as a result of a joint bond; and

     THEREFORE, BE IT RESOLVED, that the officers of the KSCVF are hereby authorized to renew the blanket bond in the amount of $2,500,000 from National Union Fire Insurance Company of Pittsburgh, PA and that the appropriate officers of the Fund are hereby authorized to increase the amount of the bond as may be necessary to satisfy the requirements of Rule 17g-1(d) under the Investment Company Act of 1940; and

     FURTHER RESOLVED, that the amount of the fidelity bond coverage is approved after consideration of all factors deemed relevant by the Board, including, but not limited to, existing and projected value of the aggregate assets of the Funds to which any covered person may have access, the estimated amount of the premium for such bond, the type and terms of the arrangements made for the custody and safekeeping of such assets and the nature of the securities in the Funds' investment portfolios.

     FURTHER RESOLVED, that the Joint Insurance Agreement in the form attached hereto is hereby approved, and the appropriate officers are authorized to execute such agreement for and on behalf of KSCVF, KMCVF and KACVF.


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KEELEY Funds


Proposed Resolution
________________________________________________________________________________

     FURTHER RESOLVED, that based upon the relative risks presented by the three insureds to the joint bond, the relative sizes of the three mutual funds so insured, the relative size of a single bond for each insured, the amount of the bond, the amount of the premium for such bond, the amount of premium which each of the insured would have paid if each maintained a single bond, and all other relevant factors, premiums shall be allocated between KSCVF, KMCVF and KACVF based on their respective net assets at the time of the renewal.

     FURTHER RESOLVED, that John L. Keeley, Jr. is hereby designated, as required by Rule 17g-1(h), to make the filings and give the notices required under Rule 179-1(g)

FURTHER RESOLVED, that this Board of Directors, including all of the directors who are not interested persons of KFI and KSCVF, do hereby determine that participation in the joint policy is in the best interest of the Funds and the allocation of premiums is fair and reasonable, the officers of KSCVF and KFI shall be, and they hereby are, authorized and directed to take such action as may be necessary or appropriate to effect the foregoing resolutions.


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